Exhibit 99.1
Subject: our board’s decision
yahoos
as you’ll see from the news release we issued today, our board of directors has reviewed microsoft’s unsolicited proposal with yahoo!’s management, financial and legal advisors. after a careful evaluation, the board has unanimously concluded that the proposal is not in the best interests of yahoo! and our stockholders. of course, the board of directors is continuously evaluating all of its strategic options in the context of the rapidly evolving industry environment and we remain committed to pursuing initiatives that maximize value for stockholders.
we believe microsoft’s proposal substantially undervalues yahoo!—including our highly recognizable global brand, large worldwide audience, significant recent investments in advertising platforms, future growth prospects, our ability to generate free cash flow and our earnings potential as well as substantial unconsolidated investments (like alibaba and yahoo! japan).
you deserve the credit for the tremendously valuable business we have built. all of us in management, as well as the members of the board, deeply appreciate and respect what you have done and continue to do in order to maintain and enhance yahoo!’s leadership position in the online world.
we have been very deliberate about the steps we are taking to position yahoo!. we are putting in place the pieces we need to accelerate growth by becoming a leading starting point for users and the must buy for advertisers. the global online advertising market is projected to grow from $45 billion in 2007 to $75 billion in 2010, and our more focused strategies position us to capture an even larger share of this market. we are moving to take advantage of this unique window of time in the growth of the online advertising market to build market share and to create value for stockholders.
several key assets form a solid foundation as we execute this strategy.
first, our global brand is a tremendous base from which to build leadership as the starting point for internet use: yahoo! is one of the most recognizable and admired brands in the world. we have some 500 million users (1 out of every 2 internet users worldwide). in the u.s., we are #1 in personalized home pages, mail, music, news, sports, shopping and travel. yahoo! also is #1 in time spent on our sites, an increasingly important metric for marketers.
second, our substantial operating cash flow, which we expect to grow in the double digits in 2009, gives us the financial flexibility to execute our plans.
third, we have made important investments in our core computing infrastructure that provides us greater scalability and increases the rate of iteration on core technologies like algorithmic search as much as tenfold. and of course, you’re familiar with our investments in enhanced search technology through panama.
these assets—the brand, the audience, the financial strength, and the technology—position us to capitalize on this pivotal moment for yahoo! and the online marketplace. of course, our most important resource is you: the thousands of creative, passionate and committed yahoos who are executing our strategies to deliver value for users, advertisers, publishers—and stockholders.
as you know, we have taken significant steps to refocus our business on our starting point—must buy strategies. and we’re making headway.
starting points: our goal is to grow visits to key yahoo! starting points and properties, by approximately 15% per year over the next several years. and we’re on the move: we are the most visited site in the u.s., and the number of u.s. users grew strongly in the double-digits in 2007 on our yahoo.com home page alone. as our open platform takes shape it will significantly accelerate that growth.
mobile, as an area of focus, is the biggest emerging starting point in the world. with twice as many mobile users as personal computer users and projections for substantial advertising growth in mobile, we have an important competitive edge as the number one mobile destination in the u.s. and we are building a superior mobile experience for yahoo! users to further capitalize on this opportunity.
must buy: at the same time, we will increasingly make online advertising easier and more effective for marketers, opening up new ways for them to address consumers. our right media exchange, acquired last year, is more open and easy to use, simplifying transactions for buyers and sellers of online ad inventory. another 2007 acquisition, blue lithium, brings us best in class performance marketing. while we’ve historically tracked the success of our ad business by focusing on metrics related to our owned and operated sites, our goal is to increase the percentage of the total online advertising demand we touch—to 20% of our addressable market over the next several years, from an estimated 15% in 2007.
our newspaper consortium, is a great example. it has grown to more than 600 newspapers, up from just 264 just seven months ago. combined with ebay, comcast, at&t and others, we are creating a valuable, unique network of premium sites to serve our advertisers.
our key strategies will be enhanced by our adoption of platforms that welcome third party developers and encourage new applications that will enrich the user experience.

finally, beyond our core strategies, there’s the added benefit of our substantial, unconsolidated investments in china and japan: we have major positions in yahoo! japan, the leader in its market and alibaba, which is strongly positioned in china, a market with enormous growth potential.
we have accomplished a great deal in a very short time. yahoo! is a faster-moving, better organized, more nimble company well on its way to transforming the experiences of its users, advertisers, publishers and developers.
i hope you are as proud as i am of the yahoo! we have built and we continue to build. thanks for your hard work.
jerry